News Release

        SUN RIVER ENERGY, INC. ANNOUNCES ANALYSIS OF ITS ACREAGE POSITION
                          AS TO PIERRE SHALE POTENTIAL.


DENVER -SUN RIVER ENERGY, INC. (OTCBB:SNRV) -- Due to the fact that Pioneer Natural Resources, Inc. has identified and begun developing a new Pierre shale resource play which lies under its existing acreage in Colorado. Sun River Energy, Inc. has re-evaluated its 120,000 acres in Colfax County, New Mexico, which lies south of the Pioneer discovery in Colorado, the closest being only about 10 miles southeast of the Pioneer play.

Sun River has identified from logs that it drilled into 400 feet of Pierre shale in its Meyers #2 well on its northernmost acreage. It appears from a review of old well logs from drilling near the Sun River acreage in Colfax County, New Mexico, that at least 30,000 acres have Pierre Shale potential underlying the acreage. Sun River notes that the Garcia gas field east of our acreage, but in Colorado, has produced gas from Niobrara shale for 30 years. Niobrara shale is the upper member of the shales associated with Pierre shale.

In recent years, shale resources have been intensely studied and tested and explored for production potential. Technology for treating, fracturing, and horizontal drilling have been recently developed to make shale gas and oil production an economic reality. Recently shale plays including Mowry, Steele, Barnett, Woodford, Pierre, New Albany and Niobrara have all been shown to be economically productive.

The Pierre Shale is a Mancos-equivalent, Cretaceous-age laminated shale found at depths of 0 to 7,000 feet in New Mexico. The gross overall thickness of the shale ranges from 1,000 to 2,800 feet, and the recent discoveries by Pioneer have focused on the lowest of five intervals with commercial pay of 200 to 400 net feet.

Based on old well log information, Sun River estimates that its acreage on which Pierre Shale exists has significant gas resource potential. Based on 80-acre well spacing, Sun River believes it has approximately 250 risk-adjusted potential drilling locations to drill the Pierre Shale. Sun River's future activities will include drilling wells and assessing the potential upside from horizontal drilling.

Vertical well costs are expected to average approximately $750,000 to $1 million with each fractured interval adding approximately $200,000 per well. Sun River expects finding and development costs to average $10 to $15 per BOE.

During 2008, Sun River plans to drill 3 wells on its acreage, through the Pierre Shale and through the Dakota formation.


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SUN RIVER ENERGY, INC. is an independent gas exploration  company  headquartered in Colorado with operations in New Mexico. For more information, visit the website at www.sunriverenergy.com.


Except for historical information contained herein, the statements in this News Release about Sun River Energy, Inc. are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Sun River are subject to a number or risks and uncertainties that may cause Sun River actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, third party approvals, the costs and results of drilling and operations, access to and availability of drilling equipment and transportation, processing and refining facilities, Sun River's ability to implement is business plans or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves and resource potential and the ability to book proved reserves in the future, the assumptions underlying production forecasts, quality of technical data and environmental and weather risks. These and other risks are described in Sun River's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. In addition, Sun River may be subject to currently unforeseen risks that may have a materially adverse impact on it. Sun River undertakes no duty to publicly update these statements except as required by law.